As filed with the Securities and Exchange Commission on September 21, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HILL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

20-0953973
(I.R.S. Employer Identification No.)

303 LIPPINCOTT CENTRE, MARLTON, NEW JERSEY	08053
(Address of principal executive offices)	(Zip Code)

HILL INTERNATIONAL, INC. 401(k) RETIREMENT SAVINGS PLAN
(Full title of the plan)

Irvin E. Richter
Chief Executive Officer
Hill International, Inc.
303 Lippincott Centre
Marlton, New Jersey 08053
(856) 810-6200
(Name, address and telephone number of agent for service)

(856) 810-6200
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,000,000	$5.78	$5,780,000	$618.46

(1) In addition, this Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the above Plan.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, and based on the average bid and asked price of the Registrant’s Common Stock on the Nasdaq Stock Market on September 19, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Hill International, Inc. 401(k) Retirement Savings Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Hill International, Inc., 303 Lippincott Centre, Marlton, New Jersey 08053, Attention: General Counsel; telephone: (856) 810-6200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents have been filed by Hill International, Inc., a corporation organized under the laws of the State of Delaware (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference (Commission File No. 000-50781):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)	The Company’s Definitive Proxy Statement on Schedule 14A filed June 6, 2006;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and July 1, 2006;

(d)	The Company’s Current Reports on Form 8-K filed January 4, April 13, June 30, July 5, July 26, August 18, September 6 and September 12, 2006; and

(e)
The description of the Common Stock included in the section entitled “Description of Securities” in the registration statement on Form S-1, as amended, which was initially filed with the Commission on April 23, 2004.

All documents filed after the date hereof by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, excluding those filings made under items 2.02 or 7.01 of Form 8-K, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing until the information contained in such documents superseded or updated by any subsequently filed document which is incorporated by reference into this registration statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of the Registrant’s certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

The Registrant’s bylaws provide the power to indemnify its officers, directors, employees and agents or any person serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

ITEM 7. Exemption from Registration Claimed.

Not Applicable.

ITEM 8. Exhibits.

Exhibit No.	Description
4.1
Certificate of Incorporation of the Registrant (previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.2
Bylaws of the Registrant (Previously filed with the Securities and Exchange Commission as Exhibit 3.2 to the Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.3	Defined Contribution Plan and Trust Sponsored by Prudential Retirement Services: Basic Plan Document #01 (Filed herewith).

4.4	Prudential Retirement Services Nonstandardized 401(K) Plan Adoption Agreement: Hill International, Inc. 401(k) Retirement Savings Plan (Filed herewith).

5.1
The Company hereby undertakes that it has submitted or will submit the Plan to the Internal Revenue Service (“IRS”) in a timely manner and that it will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

23.1	Consent of Amper, Politziner & Mattia P.C. (Filed herewith).

23.2	Consent of BDO Seidman, LLP (Filed herewith).

24.1	Power of Attorney (included on signature page hereto).

ITEM 9.	Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
HILL INTERNATIONAL, INC.

Pursuant to the requirements of the Securities Act of 1933, Hill International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Marlton, State of New Jersey on September 20, 2006.

HILL INTERNATIONAL, INC.

By:	/s/Irvin E. Richter
Irvin E. Richter Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Irvin E. Richter and David L. Richter, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities.

Signature	Title	Date

/s/Irvin E. Richter	Chairman of the Board and	September 20, 2006
Irvin E. Richter	Chief Executive Officer
(principal executive officer)

/s/David L. Richter	President and Chief Operating	September 20, 2006
David L. Richter	Officer and Director

/s/ John Fanelli	Senior Vice President and Chief	September 20, 2006
John Fanelli III	Financial Officer (principal
financial and accounting officer)

/s/ Eric S. Rosenfeld	Director	September 20, 2006
Eric S. Rosenfeld

/s/ Alan S. Fellheimer	Director	September 20, 2006
Alan S. Fellheimer

	Director	September 20, 2006
Bryan W. Clymer

/s/ William J. Doyle	Director	September 20, 2006
William J. Doyle

/s/ Arnaud Ajdler	Director	September 20, 2006
Arnaud Ajdler

SIGNATURES

HILL INTERNATIONAL, INC. 401(k) RETIREMENT SAVINGS PLAN

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Marlton, State of New Jersey, on September 20, 2006.

HILL INTERNATIONAL, INC. 401(k) RETIREMENT SAVINGS PLAN

By: Hill International, Inc. as PlanSponsor and Administrator

By:	/s/ David L. Richter
David L. Richter President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.
4.1 *	Certificate of Incorporation of the Registrant.

4.2 **	Bylaws of the Registrant.

4.3+	Defined Contribution Plan and Trust Sponsored by Prudential Retirement Services: Basic Plan Document #01.

4.4+	Prudential Retirement Services Nonstandardized 401(K) Plan Adoption Agreement: Hill International, Inc. 401(k) Retirement Savings Plan.

5.1
The Company hereby undertakes that it has submitted or will submit the Plan to the Internal Revenue Service (“IRS”) in a timely manner and that it will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

23.1+	Consent of Amper, Politziner & Mattia P.C.

23.2+	Consent of BDO Seidman, LLP.

24.1	Power of Attorney (included on signature page hereto).

*	Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference.

**	Previously filed with the Securities and Exchange Commission as Exhibit 3.2 to the Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference.

+	Filed herewith.